As filed with the Securities and Exchange Commission on September 24, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENESOLA LTD

(Exact name of registrant as specified in its charter)

British Virgin Islands	3674	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 8 Baoqun Road, Yao Zhuang

Jiashan, Zhejiang 314117

People’s Republic of China

(86-573) 8477-3058

(Address of registrant’s Principal Executive Offices)

RENESOLA LTD

2007 SHARE INCENTIVE PLAN

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 664-1666

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

Charles Xiaoshu Bai Chief Financial Officer ReneSola Ltd No. 8 Baoqun Road, Yao Zhuang Jiashan, Zhejiang 314117, People’s Republic of China (86-573) 8477-3058	David T. Zhang, Esq. Latham & Watkins LLP 41st Floor, One Exchange Square 8 Connaught Place Central Hong Kong S.A.R., China (852) 2522-7886

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, no par value	3,405,000(3)	$6.069(3)	$20,664,945	—
Ordinary shares, no par value	500,000(3)	$7.365(3)	$3,682,500	—
Ordinary shares, no par value	100,000(3)	$6.900(3)	$690,000	—
Ordinary shares, no par value	30,000(3)	$4.679(3)	$140,370	—
Ordinary shares, no par value	100,000(3)	$9.178(3)	$917,800	—
Ordinary shares, no par value	1,045,000(3)	$6.609(3)	$6,906,405	—
Ordinary shares, no par value	2,320,000(4)	$6.750(4)	$15,660,000	—
Total	7,500,000	—	$48,662,020	$1,912.42

(1)	These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents two ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-148559).
(2)	Represents ordinary shares issuable pursuant to awards (including the exercise of any options granted) under the 2007 Share Incentive Plan (the “Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(3)	These shares are issuable upon exercise of outstanding options granted under the Plan, and the proposed maximum offering price per share represents the exercise price of these options.
(4)	These shares are reserved for future award grants under the Plan, and the proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs, as reported on the New York Stock Exchange on September 23, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by ReneSola Ltd (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F (File No. 001-33911-08913540) for the year ended December 31, 2007, filed with the Commission on June 24, 2008.

(b)	The Registrant’s reports on Form 6-K filed with the Commission on March 20, 2008, April 21, 2008, May 19, 2008, June 3, 2008, June 18, 2008, July 18, 2008, July 31, 2008, August 20, 2008 and September 2, 2008.

(c)	The description of the Registrant’s ordinary shares contained in its Registration Statement on Form 8-A (File No. 001-33911-08524443) filed with the Commission on January 10, 2008 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s ordinary shares set forth under “Description of Share Capital” in the Registrant’s prospectus (File No. 333-148550-08557809) filed with the Commission on January 29, 2008 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s article of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime.

Under our Amended and Restated Memorandum and Articles of Association, we may indemnify our directors or any person who is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise against expenses (including legal fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with legal, administrative or investigative proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors or agents. To be entitled to indemnification, these persons must have acted honestly and in good faith and in the best interest of the company, and they must have had no reasonable cause to believe their conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors and senior officers under which the Registrant indemnifies them to the fullest extent permitted by British Virgin Islands law, its articles of association and other applicable law, from and against all expenses and liabilities arising from any proceeding to which the indemnitee is or was a party, except expenses and liabilities, if any, incurred or sustained by or through the indemnitee’s own gross negligence or willful misconduct.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on September 24, 2008.

RENESOLA LTD

By:	/s/ Xianshou Li
Name:	Xianshou Li
Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Mr. Xianshou Li, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Martin Bloom	Chairman	September 24, 2008
Martin Bloom

/s/ Xianshou Li	Director and Chief Executive Officer	September 24, 2008
Xianshou Li	(principal executive officer)

/s/ Charles Xiaoshu Bai	Chief Financial Officer	September 24, 2008
Charles Xiaoshu Bai	(principal financial and accounting officer)

/s/ Yuncai Wu	Director	September 24, 2008
Yuncai Wu

Signature	Title	Date

/s/ Jing Wang	Director	September 24, 2008
Jing Wang

/s/ Robert Naii Lee	Director	September 24, 2008
Robert Naii Lee

/s/ Donald J. Puglisi	Authorized U.S. Representative	September 24, 2008
Donald J. Puglisi

INDEX TO EXHIBITS

Exhibit Number	Description
4.1*	Amended and Restated Memorandum and Articles of Association

4.2	Form of Deposit Agreement among ReneSola Ltd, the depositary and holder of the American Depositary Receipts (incorporated by reference to Exhibit 4.3 from the Registrant’s Registration Statement on Form F-1 (File No. 333-148550), as amended, initially filed with the Commission on January 9, 2008)

5.1*	Opinion of Harney Westwood & Riegels LLP

10.1*	2007 Share Incentive Plan

23.1*	Consent of Harney Westwood & Riegels LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte Touche & Tohmatsu, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.